Exhibit 10.1

PLATO Learning, Inc

FY10 Leadership Incentive Plan

PURPOSE OF PLAN AND EFFECTIVE DATE: This PLATO Learning FY10 Leadership Incentive Plan (“Plan”) is established to (a) incent senior leadership of the Company to achieve key business priorities and objectives, (b) hold senior leadership accountable for performance against targets, (c) encourage stock ownership across the senior leadership team and align their interest with those of shareholders, (d) focus on long-term success, and (e) provide a competitive compensation structure designed to attract and retain senior leadership talent at the Company.  The Plan is effective for the fiscal year beginning November 1, 2009 (“Effective Date”).

PLAN STRUCTURE: The Plan is structured to provide eligible leadership employees (“Participants”) an opportunity to earn a cash incentive and an equity incentive aligned to each Participant’s position with the Company.

Cash Incentive: The cash incentive consists of a target cash payout expressed as a percentage of the Participant’s base salary and is conditioned on the achievement of pre-determined performance measures as specified in the Plan (“Cash Incentive”).  The performance measures have minimum threshold performance levels.  Assuming at least one of these minimum thresholds is met, the actual cash incentive earned can range from 12.5% of the target incentive to a maximum of 150% of the target incentive (subject to the “Payout Modifier” provisions discussed below). The entire cash incentive earned under this Plan, if any, will be paid in a single lump-sum amount in December 2010.

Equity Incentive: The equity incentive consists of (i) a grant of time-vested, stock-settled Stock Appreciation Rights (“SARs”), (ii) a grant of the right to earn time-vested Performance Shares conditioned on achievement of certain pre-determined performance measures “Performance Shares Incentive”, and (iii) a grant of Restricted Stock to be made at the discretion of the Compensation Committee of the Board of Directors (“Restricted Stock Grant”).

SARs: SARs are granted on the date the Plan is approved by the Compensation Committee (“Grant Date” or “Approval Date”).  The SARs are granted with a grant price equal to $5.00 per share, or a premium of approximately 25% above the fair market value of the Company’s common stock on the Grant Date. All SAR’s have a three year vesting period beginning one year after the Grant Date. To be eligible to receive the SARs, Participants must be employed by the Company on the Grant Date.

Performance Shares: The right to earn the Performance Shares Incentive is granted to the Participants on the Approval Date with the actual issuance of shares occurring after the end of the fiscal year when the performance criteria are evaluated and the actual number of shares is determined (“Issue Date”).  To be eligible to receive the Performance Shares Incentive, Participants must be employed by the Company on the Issue Date. The performance measures have minimum threshold performance levels.  Assuming these thresholds are met, the actual number of Performance Share earned can range from 12.5% of the target shares to a maximum of 125% of the target shares (subject to the “Payout Modifier” provisions discussed below).  The Performance Shares vest one-third on the Issue Date with the remaining two-thirds vesting in equal amounts on approximately the first and second anniversary dates thereafter.

Discretionary Restricted Stock: The Restricted Stock Grant, if any, will be granted in December 2010 after the Committee has evaluated performance of the CEO and CFO during fiscal year 2010.  In determining the number of shares, if any, of the Restricted Stock Grant to be awarded to the CEO and CFO, the Compensation Committee will consider a number of factors including individual and Company performance relative to key operational and strategic goals, quantitative and qualitative assessment of Company and individual performance relevant to growing shareholder value over the long-term, and the levels of past equity awards.  To be eligible to receive the Restricted Stock Grant, the Participant must be employed by the Company on the date of grant. The Restricted Stock Grant, if any, will vest one-third on the date of grant with the remaining two-thirds vesting in equal amounts on approximately the first and second anniversary dates thereafter.

All SARs, Performance Shares and Restricted Stock, including vesting provisions, are subject to the terms of this Plan and their respective stock award agreements and will be granted pursuant to the provisions of the PLATO Learning 2006 Stock Incentive Plan.

ELIGIBILITY AND INCENTIVE TARGETS: Listed in the table below are the Participants eligible to participate in the Plan and their respective target incentive opportunities as of October 31, 2010.

Position	Target Cash Incentive (% of Base Salary	Equity Incentive - % of Base Salary			Equity Incentive - # of Shares
		Stock Appreciation Rights	Performance Share	Discretionary Restricted Stock	# of Stock Appreciation Rights	Target Performance Shares	Discretionary Restricted Stock
Chief Executive Officer	60%	22.5%	45.0%	22.5%	49,000	44,000	22,000
Chief Financial Officer	40%	15%	30%	15%	22,000	20,000	10,000

Notes to Incentive Target Table:
(1)	The SARs are granted with a strike price of $5.00 per share, a premium of approximately 25% to the estimated market price of the Company’s common stock on the Approval Date;
(2)
The number of SARs is determined by multiplying these individuals’ base salaries times their base salary percentage for SARs as indicated in the table and dividing by a Black-Scholes value of the premium-priced SAR of $1.81, rounded up to the nearest one-thousand shares. The Black-Scholes value approximates the per share fair value of the SAR on the Approval Date as determined in accordance with Company’s application of Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”).

(3)
The number of target Performance Shares and maximum Restricted Stock shares is determined by multiplying these individuals base salaries times their base salary percentages for Performance Shares and Restricted Stock as indicated in the table and dividing by $4.00, the approximate market price of the Company’s common stock on the Approval Date.  Shares are rounded up to the nearest thousand.

CASH AND PERFORMANCE SHARE INCENTIVE MEASURES: The actual amount of the Cash Incentive and Performance Shares Incentive earned is based upon the achievement of the following four key performance measures, weighted equally across all measures:

1.	PLE Revenue. PLE Revenue is defined as GAAP subscription revenue earned in FY10 on all PLE products.

2.	PLE Annual Order Value. PLE Annual Order Value is defined as the order value associated with the first 12 months of all PLE subscription contracts signed in FY10.

3.	PLE Renewal Rate. The PLE Renewal Rate is equal to 1 minus Expired Customer Total Order Value divided by the Total Renewal Opportunities, where:

a.
Expired Customer Total Order Value is equal to the sum of the total order value of subscriptions due for renewal in the year that were not renewed by PLE customers who, upon non-renewal, had no remaining subscriptions on PLE (i.e. expired PLE customers), and

b.	Total Renewal Opportunities is equal to the sum of the total order value of all PLE subscriptions due for renewal in the fiscal year.

4.
Adjusted EBITDA. Adjusted EBTIDA is defined as GAAP Earnings Before Interest, Taxes, Depreciation and Amortization, less GAAP capitalized software development costs, and adjusted for any non-recurring or one-time charges or benefits as approved by the Committee.

The minimum, target and maximum levels of each of these performance measures and the corresponding percentage of the target Cash Incentive and Performance Share Incentive are as follows (dollars in millions):

	PLE Subscription Revenue	PLE Annual Order Value	PLE Renewal Rate	Adjusted EBITDA	Percent of Target Cash Incentive Earned*	Percent of Target Performance Shares Earned*
	25% Weighting	25% Weighting	25% Weighting	25% Weighting
Threshold	$XX.X	$XX.X	XX%	$XX.X	50%	50%
Target	$XX.X	$XX.X	XX%	$XX.X	100%	100%
Maximum	$XX.X	$XX.X	XX%	$XX.X	150%	125%
* Straight-line interpolation will be applied to award payouts between achievement levels.

OTHER TERMS AND CONDITIONS:

Payout Modifier: The computed cash and Performance Share incentive as determined above may be further increased or decreased up to 20% of the Participant’s target based on the Compensation Committee’s assessment of performance relative to the achievement of strategic goals but not to exceed the maximum payable under this Plan.  The modifiers for the Cash Incentive and the Performance Share Incentive may be different and may be applied to specified Participants or all Participants.

Rights Upon Termination: A Participant shall be removed from the Plan in the event of termination of employment with the company.  Upon termination, the Participant’s rights with respect to stock appreciation rights, performance shares and restricted stock awards under the Plan are governed by each Participants equity grant agreements issued in association with the Plan.

Rights with respect to the Cash Incentive are as follows:

(Note: Cause, Good Reason and Change in Control have the meanings ascribed to them in each Participant’s respective Stock Appreciation Rights agreement under this Plan.

•
Voluntary Termination Without Good Reason or Involuntary Termination with Cause. In the event a Participant voluntarily terminates his or her employment with the Company without Good Reason, or is involuntarily terminated by the Company with Cause, prior to the date the Cash Incentive is paid, the Participant will not be eligible for any Cash Incentive payout under this Plan.

•
Involuntary Termination without Cause of Voluntary Termination for Good Reason.  In the event a Participant’s employment with the Company is terminated involuntarily without Cause or voluntarily for Good Reason prior to the date the cash incentive is paid, his/her Cash Incentive amount will be prorated for the number of days in the fiscal year that the Participant was an active PLATO employee.

•
Change in Control.  In the event of a Change in Control, (a) the Participant’s Cash Incentive payment will be pro-rated through the effective date of the Change in Control based on the achievement of the performance measures relative to the targets established in the Company’s operating plan through the date of the Change in Control, and (b) an amount equal to $200,000 and $100,000 for the CEO and CFO, respectively, shall be added to their pro-rated Cash Incentive. Such payments must be paid within 15 days of the Change in Control and in no event later than 2-1/2 months following the end of the calendar year or the Company’s tax year in which the Change in Control occurred.

•
Death or Disability. If a Participant dies or becomes disabled prior to the date the Cash Incentive is paid, his/her Cash Incentive payment amount will be prorated to include only the time period for which the Participant was an active PLATO employee. For the purposes of this Plan “Disability” means that as a result of physical or mental incapacity the Participant is unable for a period of 120 consecutive days during any consecutive 180-day period to perform his duties hereunder on a full-time basis. In the case of death, the payment amount will be given to the Participant’s estate according to current law and established guidelines and practices.

Paid or Unpaid Leave of Absence.  If a Participant is on a paid or unpaid leave of absence for more than 120 days between November 1, 2009 and October 31, 2010 his/her Cash Incentive and Performance Share incentive may be prorated to exclude the time he/she was on such leave.

Participation for New Hire or Promotion. The Compensation Committee of the Board of Directors may decide the eligibility for pro-rated participation in the Plan of those individuals who are hired or promoted within the first six months of the fiscal year.

Plan Administration. The plan will be administered by the Compensation Committee of the Board of Directors of the Company, which reserves the right to, at any time, amend, interpret, or terminate the Plan, in whole or in part. The obligations of the Company with respect to the Plan shall be subject to modification in such manner and to such extent as the Compensation Committee deems necessary by agreement, or as may be necessary to comply with any law, regulation or governmental order pertaining to compensation.